UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): June 7, 2016

CYTOSORBENTS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-51038	98-0373793
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7 Deer Park Drive, Suite K, Monmouth Junction, New Jersey	08852
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (732) 329-8885

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

 On June 7, 2016, the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of CytoSorbents Corporation (the “Company”) approved the following equity bonus awards and annual base salaries for its executive officers, as well as annual incentive awards as set forth below:

Name	Position	Fiscal Year 2016 Base Salary		Stock Options (5)(6)	Bonus Restricted Stock Units (5)(7)	Change in Control Restricted Stock Units (5)(8)
Phillip P. Chan, MD, PhD	President and Chief Executive Officer	$350,000	(1)	97,000	26,000	57,000
Vincent J. Capponi	Chief Operating Officer	$291,000	(2)	91,500	23,000	54,000
Kathleen P. Bloch	Chief Financial Officer	$255,000	(3)	77,500	21,000	47,000
Robert H. Bartlett, MD	Chief Medical Officer	—	(4)	20,000	—	—

(1)	Represents approximately an 8% increase in annual base salary; effective January 1, 2016.
(2)	Represents approximately a 8% increase in annual base salary; effective January 1, 2016.
(3)	Represents approximately a 8% increase in annual base salary; effective January 1, 2016.
(4)	Dr. Bartlett is paid consulting fees of $54,000 annually for his services to the Company.
(5)	Grant date was June 7, 2016.

•	30% vest upon achievement of 2016 budgeted gross revenues, with a minimum of 90% achievement for consideration, and achieving a 2016 operating expense comparable to actual 2016 revenue ratio that is less than or equal to the approved 2016 budget.

•	25% vest upon consummation of equity and/or debt financing(s) with minimum gross proceeds to the Company equal to $10,000,000.

•	40% vest upon successful completion of the Company’s REFRESH 1 clinical study and all related data analyses, approval by the U.S. Food and Drug Administration of one of the Company’s product candidates and publication of at least two company-sponsored or investigator-initiated clinical studies (non-case reports).

•	5% vest upon achievement of one or more new material strategic partnerships or significant territory expansion.

(6)	The vesting of these stock options is based upon the achievement of the following performance milestones, to be determined in the sole discretion of the Board.
(7)	Restricted stock unit awards granted in recognition of 2015 performance. Vesting as to one-third of these restricted stock units shall occur on each of the date of grant, the first anniversary of the date of grant, and the second anniversary of the date of grant, subject to the grantee’s continued service as of the applicable vesting date, and will be settled into common stock of the Company, $0.001 par value per share (the “Common Stock”).
(8)	These restricted stock units will be settled into Common Stock upon vesting upon a “Change In Control” of the Company, as defined in the CytoSorbents Corporation 2014 Long-Term Incentive Plan.

The adjustments to base salary and bonus restricted stock unit awards described above were made in connection with each such executive officer’s annual performance review. The stock options and restricted stock units were awarded in the discretion of the Compensation Committee under the Company’s 2014 Long-Term Incentive Plan (the “Plan”). Each option and restricted stock unit have a 10-year term and each option has a strike price of $4.69, the closing price of the Company’s Common Stock as reported on the NASDAQ Capital Market on the date of the grant.

On June 7, 2016, the Board also approved an amendment to the Plan to increase the number of shares of Common Stock authorized for issuance thereunder by an additional 700,000 shares (the “Amendment”).  After giving effect to the Company’s 2016 annual grants to directors, officers and employees, authorized Common Stock available for grant under the Plan was insufficient to award all Company employees.  In order to incentivize all Company employees, as well as to induce future Company employees to be hired in 2016, the Board approved the Amendment.  The Amendment, and any grants awarded thereunder, will be subject to stockholder approval. The Company anticipates further amending the Plan, subject to stockholder approval at the Company’s 2017 Annual Meeting of Stockholders, to increase the number of shares of Common Stock authorized for issuance thereunder. The Compensation Committee plans to work with the Company’s compensation consultant to determine the appropriate increase to the Plan after giving effect to the Amendment, as well as taking into account current industry practices.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 9, 2016	CYTOSORBENTS CORPORATION

	By:	/s/ Dr. Phillip P. Chan
	Name:	Dr. Phillip P. Chan
	Title:	President and Chief Executive Officer